EXHIBIT 99.2
PAYCHEX, INC. PRELIMINARY DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion and analysis reviews the operating results of Paychex, Inc. and its wholly owned subsidiaries (“Paychex,” “we,” “our,” or “us”) for each of the three fiscal years ended May 31, 2011 (“fiscal 2011”), May 31, 2010 (“fiscal 2010”), and May 31, 2009 (“fiscal 2009”), and our financial condition as of May 31, 2011. This review provides analysis and disclosure in addition to the disclosures contained in our press release dated June 22, 2011, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K (“Form 8-K”).
     This discussion and analysis is preliminary, and as such, it is not based on audited financial information and it is not a complete discussion and analysis intended to satisfy the requirements of Item 303 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”). We expect to file our fiscal 2011 Annual Report on Form 10-K (“Form 10-K”) with the SEC within 60 days after our May 31, 2011 fiscal year end. The fiscal 2011 Form 10-K will contain a complete set of audited consolidated financial statements, notes to consolidated financial statements, and complete Management’s Discussion and Analysis of Financial Condition and Results of Operations that will satisfy the requirements of Item 303 of Regulation S-K.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in United States (“U.S.”) employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.

     Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this Form 8-K to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.
Overview
     We are a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. Our Payroll and Human Resource Services offer a portfolio of services and products that allow our clients to meet their diverse payroll and human resource needs. Our payroll services are the foundation of our service portfolio. They are provided through either our core payroll or Major Market Services (“MMS”), which is utilized by clients that have more sophisticated payroll and benefits needs, and include:
•	payroll processing;

•	payroll tax administration services;

•	employee payment services; and

•	regulatory compliance services (new-hire reporting and garnishment processing).
     In addition to the above, our software-as-a-service option through our MMS platform provides human resource management, employee benefits management, time and attendance systems, online expense reporting, and applicant tracking.
     Our Human Resource Services primarily include:
•	Paychex HR Solutions, under which we offer our administrative services organization (“ASO”) and our professional employer organization (“PEO”). We also offer Paychex HR Essentials, our new ASO product that provides support to our clients over the phone or online to help manage employee-related topics;

•	retirement services administration;

•	insurance services;

•	eServices; and

•	other human resource services and products.
     We earn revenue mainly through recurring fees for services performed. Service revenue is primarily driven by the number of clients, checks or transactions per client per pay period, and utilization of ancillary services. We also earn interest on funds held for clients between the time of collection from our clients and remittance to the applicable tax or regulatory agencies or client employees. Our business strategy is focused on achieving strong long-term financial performance by providing high-quality, timely, accurate, and affordable services; growing our client base; increasing utilization of our ancillary services; leveraging our technology and operating infrastructure; and expanding our service offerings.
     Our financial results for fiscal 2011 reflected year-over-year growth. We continued to see improvement in many of our key business indicators, especially in checks per client. Checks per client increased 2.1% for fiscal 2011, compared to a decline of 2.6% for fiscal 2010. Checks per client began to show year-over-year growth in the three months ending May 31, 2010 with 1.1% growth for that quarter and continued to improve throughout the year, reflecting increases of 1.2%, 2.5%, 2.8%, and 2.0% for each of the sequential quarters of fiscal 2011. Our revenue growth has been modest, as new sales units were relatively flat compared to the prior year largely due to lack of growth in new business starts.
     Our financial results continue to be adversely impacted by the interest rate environment. The equity markets hit a low in March 2009, with interest rates available on high quality financial instruments remaining low since that time. The Federal Funds rate has been at a range of zero to 0.25% since December 2008. Our combined funds held for clients and corporate investment portfolios earned an average rate of return of 1.3% for fiscal 2011, compared to 1.5% for fiscal 2010 and 2.1% for fiscal 2009.

     We continue to manage our headcount and expenses while investing in our business, particularly in areas related to selling and servicing our clients, product development, and the technology required to support these areas. We believe these investments are critical to our success. Looking to the future, we continue to focus on investing in our products, people, and service capabilities, positioning ourselves to capitalize on opportunities for long-term growth.
     Highlights of our financial results for fiscal 2011 compared to fiscal 2010 are as follows:
•	Payroll service revenue increased 2% to $1.4 billion.

•	Human Resource Services revenue increased 10% to $597.4 million.

•	Interest on funds held for clients decreased 13% to $48.1 million.

•	Total revenue increased 4% to $2.1 billion.

•	Operating income increased 8% to $786.4 million, and operating income, net of certain items, increased 7% to $738.3 million. Refer to the “Non-GAAP Financial Measure” discussion below for further information on operating income, net of certain items.

•	Operating income for fiscal 2010 reflected an expense charge of $18.7 million to increase the litigation reserve related to the Rapid Payroll court decision, which reduced diluted earnings per share for fiscal 2010 by $0.03 per share.

•	Net income and diluted earnings per share increased 8% to $515.3 million and $1.42 per share, respectively.

•	Cash flow from operations increased 17% to $715.3 million, primarily related to the increase in net income and fluctuations in operating assets and liabilities.

•	Dividends of $448.8 million were paid to stockholders, representing 87% of net income.
     During fiscal 2011, we completed the acquisition of two software-as-a-service companies, opening up additional areas of the markets we serve. SurePayroll, Inc. (“SurePayroll”), a provider of payroll processing for small businesses was acquired on February 8, 2011 for $114.9 million, net of cash acquired. SurePayroll serves small businesses with its easy-to-use, online payroll product and mobile application. This acquisition allows us entry into a new area of the online payroll market, and provides our clients with a mobile self-service alternative. The acquisition of SurePayroll was dilutive to fiscal 2011 by less than $0.01 per share. ePlan Services, Inc. (“ePlan”), a provider of recordkeeping and administrative solutions to the defined contribution marketplace, was acquired on May 3, 2011 for $15.2 million, net of cash acquired. Both entities now operate as wholly owned subsidiaries of Paychex. Our financial results include the results of these entities from their respective dates of acquisition. Neither acquisition is significant to our consolidated financial statements.

Non-GAAP Financial Measure
     In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients and the expense charge in fiscal 2010 to increase the litigation reserve. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. The expense charge to increase the litigation reserve is also an adjustment to operating income due to its unusual and infrequent nature. It is outside the normal course of our operations and obscures the comparability of performance period over period. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the SEC. As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. Operating income, net of certain items, increased 7% to $738.3 million for fiscal 2011 compared to $688.5 million for fiscal 2010 and $729.7 million for fiscal 2009.
Business Outlook
     Our client base was approximately 564,000 clients as of May 31, 2011, compared to approximately 536,000 clients as of May 31, 2010, and approximately 554,000 clients as of May 31, 2009. Our client base increased 5.2% for fiscal 2011, compared to declines of 3.2% for fiscal 2010 and 3.1% for fiscal 2009. Excluding the impact of the 33,000 SurePayroll clients, our client base would have declined 0.9% for fiscal 2011. This reduction reflects the impact of lack of growth in new business starts on our client base, as our new sales units were relatively flat compared to fiscal 2010. On a positive note, our sales to clients who previously utilized the services of local and regional competitors improved for fiscal 2011.
     For fiscal 2011, payroll services client retention was approximately 79% of our beginning fiscal year client base, a two percentage point improvement over the prior year, as clients lost decreased 9% for fiscal 2011 compared to fiscal 2010. The decrease in client losses was largely attributable to fewer clients going out of business or having no employees for fiscal 2011 compared to fiscal 2010. In addition, we lost fewer clients to local and regional competitors for fiscal 2011. Through our focus on providing high-quality service to our customers to maximize client retention, we received the highest client satisfaction results in the past several years.
     Ancillary services effectively leverage payroll processing data and, therefore, are beneficial to our operating margin. The following statistics demonstrate the growth in our ancillary service offerings:

As of May 31,	2011	2010	2009

Paychex HR Solutions client employees (1)	567,000	502,000	453,000
Paychex HR Solutions clients(1)	21,000	19,000	18,000
Insurance services clients(2)	100,000	92,000	86,000
Health and benefits services applicants	99,000	80,000	58,000
Retirement services clients(3)	57,000	51,000	50,000

(1)	Includes Paychex HR Essentials as of May 31, 2011.

(2)	Includes workers’ compensation insurance services clients and health and benefits services clients.

(3)	Includes ePlan clients as of May 31, 2011.
     Continued investment in our business is critical to our success. In fiscal 2011, we made investments in our sales force and product development. Our sales force increased 2% to 2,380 sales representatives for fiscal 2011, and is expected to grow 1% to 2,400 sales representatives for the fiscal year ending May 31, 2012 (“fiscal 2012”). This growth is driven primarily by increases in insurance services and other Human Resource Services offerings.
     We have continued to expand our enhanced payroll processing platform to include additional service offerings. This new platform allows us to leverage efficiencies in our processes and continue to provide excellent customer service to our clients. Our enhanced platform has led to improved productivity within our operations, contributing to the increase in our operating income, net of certain items, as a percentage of service revenue to 36.3% for fiscal 2011, compared to 35.4% for the prior year.
     Over the next few years, we will continue to invest in our product development, as we believe it is critical to our success. We have introduced new product offerings to add value for our clients. In fiscal 2011, we introduced Paychex HR Essentials, a new ASO offering that provides support to our clients over the phone or online to help manage employee-related topics. We also introduced Paychex SmartTimeTM time clocks for small businesses. This self-contained system offers small businesses an economical, easy-to-use time and attendance solution that automatically collects and calculates employee hours, and integrates with Paychex payroll.
     We continued expansion of our insurance services nationwide, simplifying the process required to obtain coverage through our network of national and regional insurers. We now service over 100,000 clients through our subsidiary, Paychex Insurance Agency, Inc. We believe insurance services is an area that continues to offer significant opportunities for future growth.
     We strengthened our position as an expert in our industry by serving as a source of education and information to clients and other interested parties. We provide free webinars, white papers, and other information on our website to aid existing and prospective clients with the impact of regulatory changes. In addition, the Paychex Insurance Agency website, www.paychexinsurance.com, helps small business owners navigate the area of insurance coverage.
     Looking to the future, we continue to focus on investing in our products, people, and service capabilities. This will position us to capitalize on opportunities for long-term growth.
Financial position and liquidity
     The volatility in the global financial markets that began in September 2008 continues to curtail available liquidity and limit investment choices. Despite this macroeconomic environment, as of May 31, 2011, our financial position remained strong with cash and total corporate investments of $671.3 million and no debt.
     Our investment strategy focuses on optimizing liquidity and protecting principal. Yields on high quality financial instruments remain low, negatively impacting our income earned on funds held for clients and corporate investments. We invest predominately in municipal bonds — general obligation bonds; pre-refunded bonds, which are secured by a U.S. government escrow; and essential services revenue bonds. Our primary short-term investment vehicle has been U.S. agency discount notes. Starting in November 2009, we began to invest in select A-1/P-1-rated variable rate demand notes (“VRDNs”) and have gradually increased our investment in VRDNs to $828.3 million as of May 31, 2011. During fiscal 2011, we earned an after-tax rate of approximately 0.23% for VRDNs compared to approximately 0.06% for U.S. agency discount notes.
     We invest primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings. We limit the amounts that can be invested in any single issuer and invest in short- to intermediate-term instruments whose fair value is less sensitive to interest rate changes. We believe that our investments as of May 31, 2011 were not other-than-temporarily impaired, nor has any event occurred subsequent to that date that would indicate any other-than-temporary impairment. All investments held as of May 31, 2011 were traded in active markets.
     Our primary source of cash is our ongoing operations. Cash flow from operations was $715.3 million for fiscal 2011. Historically, we have funded our operations, capital purchases, business acquisitions, and dividend payments from our operating activities. Our positive cash flows in fiscal 2011 allowed us to support our business growth and to pay substantial dividends to our stockholders. During fiscal 2011, dividends paid to stockholders were 87% of net income. It is anticipated that cash and total corporate investments as of May 31, 2011, along with projected operating cash flows, will support our normal business operations, capital purchases, and dividend payments for the foreseeable future.
     For further analysis of our results of operations for fiscal years 2011, 2010, and 2009, and our financial position as of May 31, 2011, refer to the tables and analysis in the “Results of Operations” and “Liquidity and Capital Resources” sections of this review.

Outlook
     Our outlook for fiscal 2012 is based upon current economic and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. Our fiscal 2012 guidance reflects anticipated results for SurePayroll and ePlan. The anticipated service revenue impact is approximately 2% and the earnings dilution is expected to be approximately $0.01 per share, mainly due to amortization of acquired intangible assets. Our fiscal 2012 guidance is as follows:

	Low		High
Payroll service revenue	5%	—	7%
Human Resource Services revenue	12%	—	15%
Total service revenue	7%	—	9%
Interest on funds held for clients	(14%)	—	(12%)
Investment income, net	—	—	2%
Net income	5%	—	7%
     Operating income, net of certain items, as a percentage of service revenue is expected to be in the range of 35% to 36% for fiscal 2012. The effective income tax rate is expected to approximate 35% for fiscal 2012.
     Interest on funds held for clients and investment income for fiscal 2012 are expected to be impacted by the continuing low interest rate environment. The average rate of return on our combined funds held for clients and corporate investment portfolios is expected to be 1.2% for fiscal 2012. As of May 31, 2011, the long-term investment portfolio had an average yield-to-maturity of 2.6% and an average duration of 2.4 years. In the next twelve months, slightly more than 20% of this portfolio will mature, and it is currently anticipated that these proceeds will be reinvested at a lower average interest rate of approximately 1.0%. Investment income is expected to benefit from ongoing investment of cash generated from operations, though at a lower growth rate as a result of cash outlays in fiscal 2011 for business acquisitions.
     Under normal financial market conditions, the impact to our earnings from a 25-basis-point increase or decrease in short-term interest rates would be in the range of $3.5 million to $4.0 million, after taxes, for a twelve-month period. Such a basis point change may or may not be tied to changes in the Federal Funds rate.
     Purchases of property and equipment for fiscal 2012 are expected to be in the range of $90 million to $95 million. This includes costs for internally developed software as we continue to invest in our product development. Fiscal 2012 depreciation expense is projected to be in the range of $75 million to $80 million, and we project amortization of intangible assets for fiscal 2012 to be in the range of $20 million to $25 million. Intangible assets acquired from SurePayroll and ePlan are expected to increase amortization expense for fiscal 2012, partially offset by the impact of fully amortized intangibles.

Results of Operations
Summary of Results of Operations for the Fiscal Years Ended May 31:

In millions, except per share amounts	2011	Change	2010	Change	2009
Revenue:
Payroll service revenue	$1,438.8	2%	$1,404.9	(5%)	$1,483.7
Human Resource Services revenue	597.4	10%	540.9	3%	523.6

Total service revenue	2,036.2	5%	1,945.8	(3%)	2,007.3
Interest on funds held for clients	48.1	(13%)	55.0	(27%)	75.5

Total revenue	2,084.3	4%	2,000.8	(4%)	2,082.8
Combined operating and SG&A expenses	1,297.9	2%	1,276.0	—	1,277.6

Operating income	786.4	8%	724.8	(10%)	805.2
As a % of total revenue	38%		36%		39%
Investment income, net	5.8	29%	4.5	(34%)	6.9

Income before income taxes	792.2	9%	729.3	(10%)	812.1
As a % of total revenue	38%		36%		39%
Income taxes	276.9	10%	252.3	(9%)	278.6

Effective income tax rate	35.0%		34.6%		34.3%
Net income	$515.3	8%	$477.0	(11%)	$533.5

As a % of total revenue	25%		24%		26%
Diluted earnings per share	$1.42	8%	$1.32	(11%)	$1.48

     We invest in highly liquid, investment-grade fixed income securities and do not utilize derivative instruments to manage interest rate risk. As of May 31, 2011, we had no exposure to high-risk or illiquid investments. Details regarding our combined funds held for clients and corporate investment portfolios are as follows:

	Year ended May 31,
$ in millions	2011	2010	2009
Average investment balances:
Funds held for clients	$3,350.3	$3,167.9	$3,323.3
Corporate investments	662.4	653.8	538.2

Total	$4,012.7	$3,821.7	$3,861.5

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.4%	1.6%	2.2%
Corporate investments	0.9%	0.8%	1.4%
Combined funds held for clients and corporate investments	1.3%	1.5%	2.1%

Net realized gains:
Funds held for clients	$1.3	$3.2	$1.1
Corporate investments	—	—	—

Total	$1.3	$3.2	$1.1

$ in millions
As of May 31,	2011	2010	2009
Net unrealized gains on available-for-sale securities (1)	$59.3	$66.6	$66.7
Federal Funds rate (2)	0.25%	0.25%	0.25%
Three-year “AAA” municipal securities yield	0.80%	0.99%	1.35%
Total fair value of available-for-sale securities	$2,737.2	$2,151.8	$1,780.9
Weighted-average duration of available-for-sale securities in years (3)	2.4	2.5	2.5
Weighted-average yield-to-maturity of available-for-sale securities (3)	2.6%	2.9%	3.3%

(1)	The net unrealized gain of our investment portfolios was approximately $59.4 million as of June 17, 2011.

(2)	The Federal Funds rate was a range of zero to 0.25% as of May 31, 2011, May 31, 2010, and May 31, 2009.

(3)	These items exclude the impact of VRDNs held as of May 31, 2011 and May 31, 2010, as they are tied to short-term interest rates. We did not hold any VRDNs as of May 31, 2009.

     Payroll service revenue: Payroll service revenue increased 2% to $1.4 billion for fiscal 2011, compared to a 5% decline for fiscal 2010. Fiscal 2011 revenue benefited from an increase in checks per client and revenue per check. Checks per client increased 2.1% for fiscal 2011 compared to fiscal 2010. Revenue per check was positively impacted by lower discounting within our overall client base and price increases. Our client base, excluding the impact of SurePayroll, declined 0.9% during fiscal 2011. This was largely attributable to the adverse impact on the sales of new units from lack of growth in new business starts. Client retention improved for fiscal 2011, with client losses that were 9% lower than for fiscal 2010, largely a result of fewer clients going out of business or having no employees. In addition, fiscal 2011 new sales units and client losses related to local and regional competitors improved compared to the prior year.
     The decrease in payroll service revenue for fiscal 2010 was a result of the cumulative adverse effects of weak economic conditions on our client base and check volume. Our client base decreased 3.2% during fiscal 2010 and checks per client decreased 2.6% for fiscal 2010 compared to fiscal 2009.
     Human Resource Services revenue: Human Resource Services revenue increased 10% for fiscal 2011 and 3% for fiscal 2010 to $597.4 million and $540.9 million, respectively. Human Resource Services revenue growth for both fiscal 2011 and fiscal 2010 was impacted by the revenue earned from Stromberg time and attendance operations (“Stromberg”), an immaterial component of Paychex, prior to its sale in October 2009. In addition, retirement services revenue growth for fiscal 2010 was impacted by billings in fiscal 2009 related to restatements of clients’ retirement plans required by statute, which are not expected to recur for approximately six years. This favorably impacted retirement services revenue growth for fiscal 2009 by $12.4 million and did not recur in fiscal 2010. Excluding the impact of Stromberg in both fiscal 2011 and fiscal 2010, and the impact of retirement plan restatement billings for fiscal 2010, Human Resource Services revenue growth would have been as follows:

% Change	2011	2010
Human Resource Services revenue, as reported	10%	3%
Human Resource Services revenue excluding Stromberg revenue and retirement plan restatement billings	12%	8%
     This growth was generated from the following:

$ in billions
As of May 31,	2011	Change	2010	Change	2009
Paychex HR Solutions client employees (1)	567,000	13%	502,000	11%	453,000
Paychex HR Solutions clients(1)	21,000	9%	19,000	8%	18,000
Insurance services clients(2)	100,000	8%	92,000	7%	86,000
Health and benefits services applicants	99,000	23%	80,000	38%	58,000
Retirement services clients(3)	57,000	12%	51,000	3%	50,000
Asset value of retirement services client employees’ funds(3)	$15.3	35%	$11.3	33%	$8.5

(1)	Includes Paychex HR Essentials as of May 31, 2011.

(2)	Includes workers’ compensation insurance services clients and health and benefits services clients.

(3)	Includes ePlan as of May 31, 2011. Excluding ePlan clients, retirement services clients would have increased 5% for fiscal 2011.
     Human Resource Services revenue growth for fiscal 2011 reflects modest improvements in economic conditions, the client growth noted above, and price increases. Paychex HR Solutions revenue for fiscal 2011 was positively impacted by increases in both clients and client employees. Contributing to this growth in the clients and client employees is our new product offering, Paychex HR Essentials. Growth in certain products that are primarily beneficial to our MMS clients contributed positively to Human Resource Services revenue growth for both fiscal 2011 and fiscal 2010. Also, insurance services revenue continued to grow as a result of increases in both health and benefits services and workers’ compensation insurance services revenue. Health and benefits services revenue continued its accelerated growth since inception, increasing 29% for fiscal 2011 and 49% for fiscal 2010, driven primarily by the number of applicants.
     Somewhat offsetting these positive factors, fluctuations in our PEO revenue had an adverse impact on Human Resource Services revenue growth for fiscal 2011. PEO net service revenue is more variable quarter to quarter than our other revenue streams due to fluctuations in adding and retaining client employees as healthcare rates change.

     For fiscal 2010, client growth as noted above positively impacted Human Resource Services Revenue; however, the rates of growth were adversely affected by the cumulative impact of weak economic conditions on our client base. This particularly affected retirement services, although client growth for retirement services rebounded somewhat late in fiscal 2010 as client losses improved compared to the prior year.
     In fiscal 2011 and fiscal 2010, the 35% and 33% increases in the asset value of retirement services client employees’ funds were driven by recovery in the financial markets and increased levels of larger plans converting to Paychex. For both fiscal 2011 and fiscal 2010, retirement services revenue growth was adversely impacted by a shift in the mix of assets in the retirement services client employees’ funds to investments earning lower fees from external fund managers.
     Total service revenue: Total service revenue increased 5% for fiscal 2011 and declined 3% for fiscal 2010, attributable to the factors previously discussed.
     Interest on funds held for clients: The decrease of 13% in interest on funds held for clients for fiscal 2011 compared to fiscal 2010 was the result of lower average interest rates earned, offset somewhat by an increase in average investment balances. The decrease of 27% in interest on funds held for clients for fiscal 2010 compared to fiscal 2009 was the result of lower average interest rates earned and lower average investment balances, offset somewhat by higher net realized gains on sales of available-for-sale securities.
     Average investment balances for funds held for clients increased 6% for fiscal 2011 and decreased 5% for fiscal 2010. The increase in average investment balances for fiscal 2011 was the result of increases in state unemployment insurance rates for the 2011 calendar year and the increase in checks per client, offset somewhat by the lingering effects of the difficult economic conditions on our client base. The decline in average investment balances for fiscal 2010 was the result of the cumulative adverse effect of weak economic conditions on our client base and lower tax withholdings for client employees resulting from the American Recovery and Reinvestment Act of 2009 (the “economic stimulus package”). In the second half of fiscal 2010, the impact of these factors was partially offset by increases in state unemployment insurance rates for the 2010 calendar year. The economic stimulus package went into effect in April 2009, and its impact on year-over-year comparisons of average invested balances had abated in the fourth quarter of fiscal 2010. This factor, along with the increases in state unemployment insurance rates, resulted in average invested balances for funds held for clients growing 3% for the fourth quarter of fiscal 2010 compared to the same period in fiscal 2009.
     Combined operating and SG&A expenses: The following table summarizes total combined operating and selling, general and administrative (“SG&A”) expenses for fiscal years:

In millions	2011	Change	2010	Change	2009
Compensation-related expenses	$877.7	3%	$854.9	(1%)	$860.8
Facilities expenses	60.0	(1%)	60.4	1%	59.6
Depreciation and amortization	88.7	3%	86.5	1%	85.8
Other expenses	271.5	6%	255.5	(6%)	271.4

	1,297.9	3%	1,257.3	(2%)	1,277.6
Expense charge to increase the litigation reserve	—	(100%)	18.7	100%	—

Total operating and SG&A expenses	$1,297.9	2%	$1,276.0	—	$1,277.6

     During fiscal 2010, we recorded an expense charge of $18.7 million to increase our litigation reserve. Excluding this expense charge, combined operating and SG&A expenses increased 3% for fiscal 2011 and decreased 2% for fiscal 2010. The increase for fiscal 2011 was primarily driven by personnel-related costs, in part due to reinstatement of salary increases and 401(k) match as indicated below. In addition, we continued to invest in our product development and supporting technology. Improvements in operations productivity with related lower headcount have somewhat offset this increase. Fiscal 2011 compensation-related expenses include one-time costs related to the separation agreement entered into during the three months ended August 31, 2010 with Jonathan J. Judge, our former President and Chief Executive Officer. Growth in operating and SG&A expenses was higher for the full year fiscal 2011 than for the first nine months, mainly due to the expenses of SurePayroll and ePlan, which are included in our results since their respective acquisition dates.
     The decline in combined operating and SG&A expenses for fiscal 2010 was generated from cost control measures and lower headcount, offset slightly by costs related to continued investment in our sales force, customer service, and product development and supporting technology. In fiscal 2010, we saved approximately $30.0 million from a freeze on salary increases and providing no matching contributions to our 401(k) plan. We reinstituted salary increases beginning March 1, 2010 and reinstated a 401(k)

match effective January 1, 2011. As of May 31, 2011, we had approximately 12,400 employees compared with approximately 12,200 employees as of May 31, 2010 and 12,500 employees as of May 31, 2009.
     Depreciation expense is primarily related to buildings, furniture and fixtures, data processing equipment, and software. Increases in depreciation expense were due to capital expenditures as we invested in technology and continued to grow our business. Amortization of intangible assets is primarily related to client list acquisitions, which are amortized using either straight-line or accelerated methods. Depreciation and amortization increased in fiscal 2011 due to the acquisitions of SurePayroll and ePlan. Other expenses include items such as delivery, forms and supplies, communications, travel and entertainment, professional services, and other costs incurred to support our business. The increase in other expenses for fiscal 2011 was primarily attributable to the largely fourth quarter impact from our two acquisitions.
     Operating income: Operating income increased 8% for fiscal 2011 and declined 10% for fiscal 2010. The fluctuations in operating income were attributable to the factors previously discussed.
     Operating income, net of certain items, is as follows for fiscal years:

In millions	2011	Change	2010	Change	2009
Operating income	$786.4	8%	$724.8	(10%)	$805.2
Excluding:
Interest on funds held for clients	(48.1)	(13%)	(55.0)	(27%)	(75.5)
Expense charge to increase the litigation reserve	—	(100%)	18.7	100%	—

Operating income, net of certain items	$738.3	7%	$688.5	(6%)	$729.7

Operating income, net of certain items, as a % of total service revenue	36.3%		35.4%		36.4%
     Refer to the previous discussion of operating income, net of certain items, in the “Non-GAAP Financial Measure” section of this review.
     Investment income, net: Investment income, net, primarily represents earnings from our cash and cash equivalents and investments in available-for-sale securities. Investment income does not include interest on funds held for clients, which is included in total revenue. The increase of 29% in investment income for fiscal 2011 compared to fiscal 2010 was the result of higher average invested balances and a slight increase in average interest rates earned. The 1% increase in average investment balances for fiscal 2011 was the result of investment of cash generated from operations, partially offset by cash utilized to fund the acquisitions of SurePayroll and ePlan during the second half of fiscal 2011. The increase in average interest rates earned on corporate investments was primarily driven by higher yields on funds invested into our longer-term investment portfolio compared to the prior year. The decrease of 34% in investment income for fiscal 2010 compared to fiscal 2009 was the result of lower average interest rates earned offset somewhat by higher average investment balances resulting from investment of cash generated from operations.
     Income taxes: Our effective income tax rate was 35.0% for fiscal 2011, compared with 34.6% for fiscal 2010, and 34.3% for fiscal 2009. The increase in our effective tax rate for fiscal 2011 was primarily attributable to lower tax-exempt income on available-for-sale securities during fiscal 2011 compared to fiscal 2010. The increase in our effective income tax rate for fiscal 2010 was primarily the result of higher state income tax rates from state legislative changes.
     Net income and earnings per share: Net income increased 8% to $515.3 million for fiscal 2011 and decreased 11% to $477.0 million for fiscal 2010. Diluted earnings per share increased 8% to 1.42 per share for fiscal 2011 and decreased 11% to $1.32 per share for fiscal 2010. These fluctuations were attributable to the factors previously discussed. In particular, the $18.7 million expense charge to increase the litigation reserve reduced diluted earnings per share by $0.03 per share for fiscal 2010. Combined interest on funds held for clients and corporate investment income for fiscal 2010 decreased 28% or $22.8 million, reducing diluted earnings per share by $0.04 per share.
Liquidity and Capital Resources
     The volatility in the global financial markets that began in September 2008 continues to curtail available liquidity and limit investment choices. Despite this macroeconomic environment, our financial position as of May 31, 2011 remained strong with cash and total corporate investments of $671.3 million and no debt. We also believe that our investments as of May 31, 2011 were not other-than-temporarily impaired, nor has any event occurred subsequent to that date that would indicate any other-than-temporary impairment. We anticipate that cash and total corporate investments as of May 31, 2011, along with projected operating cash flows, are expected to support our normal business operations, capital purchases, and dividend payments for the foreseeable future.
Operating Cash Flow Activities

	Year ended May 31,
In millions	2011	2010	2009
Net income	$515.3	$477.0	$533.5
Non-cash adjustments to net income	166.5	161.3	134.4
Cash provided by/(used in) changes in operating assets and liabilities	33.5	(27.4)	20.9

Net cash provided by operating activities	$715.3	$610.9	$688.8

     The increase in our operating cash flows for fiscal 2011 resulted mainly from an increase in net income and fluctuations in operating assets and liabilities. The decrease in our operating cash flows for fiscal 2010 related primarily to lower net income adjusted for non-cash items and changes in operating assets and liabilities. The increase in non-cash adjustments to net income in fiscal 2010 is primarily due to the $18.7 million expense charge to increase the litigation reserve, partially offset by the related increase in deferred tax benefit. The fluctuations in our operating assets and liabilities between periods for both fiscal 2011 and fiscal 2010 were primarily related to the timing of collections from clients and payments for compensation, PEO payroll, income tax, and other liabilities.
Investing Cash Flow Activities

	Year ended May 31,
In millions	2011	2010	2009
Net change in funds held for clients and corporate investment activities	$(179.8)	$(341.2)	$491.4
Purchases of property and equipment, net of proceeds from the sale of property and equipment	(100.5)	(61.3)	(64.1)
(Acquisition)/sale of businesses	(126.4)	13.1	(6.4)
Purchases of other assets	(2.8)	(11.9)	(16.4)

Net cash (used in)/provided by investing activities	$(409.5)	$(401.3)	$404.5

     Funds held for clients and corporate investments: Funds held for clients consist of short-term funds and available-for-sale securities. Corporate investments are primarily comprised of available-for-sale securities.
     The fluctuations in the net change in funds held for clients and corporate investment activities reflect the changing mix of investments. As a result of volatility in the financial markets, in September 2008 we divested of any VRDN securities held and began to utilize U.S. agency discount notes as our primary short-term investment vehicle. U.S. agency discount notes are cash equivalents. VRDNs, although priced and traded as short-term securities, are classified as available-for-sale securities and the cash paid and proceeds received for these securities are included in investing activities. As a result of the divestiture, the proceeds from sales of available-for-sale securities exceeded the purchases of available-for-sale securities in fiscal 2009. Much of these proceeds were held as cash equivalents in the funds held for clients’ portfolio. In November 2009, we began to again invest in select A-1/P-1-rated VRDNs, although at considerably lower levels than in the prior year. We utilized some of our cash equivalents to purchase these VRDNs, and in fiscal 2010 these purchases of available-for-sale securities were in excess of funds received from any sales of available-for-sale securities. Also in fiscal 2010, more corporate funds have been invested in longer-term municipal bonds. In fiscal 2011, we continued to increase our investment in VRDNs and the amounts of purchases and sales for available-for-sale securities increased. However, partially offsetting this impact was the related liquidation of cash equivalents and the impact on cash equivalents from timing within the funds held for clients’ portfolio of remittances versus collections. See further discussion of this timing in the financing cash flows discussion of net change in client fund obligations.
     In general, fluctuations in net funds held for clients and corporate investment activities primarily relate to timing of purchases, sales, or maturities of investments. The amount of funds held for clients will vary based upon the timing of collecting client funds, and the related remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services.
     Purchases of long-lived assets: To support our continued client and ancillary product growth, purchases of property and equipment were made for data processing equipment and software, and for the expansion and upgrade of various operating facilities. During fiscal 2011, fiscal 2010, and fiscal 2009, we purchased approximately $5.7 million, $3.2 million, and

$4.5 million, respectively, of data processing equipment and software from EMC Corporation. The Chairman, President, and Chief Executive Officer of EMC Corporation is a member of our Board of Directors (the “Board”).
     During fiscal 2011, we paid $126.4 million for the acquisition of SurePayroll and ePlan. During fiscal 2010, we received $13.1 million from the sale of Stromberg, an immaterial component of the Company. The purchases of other assets were for customer lists.
Financing Cash Flow Activities

	Year ended May 31,
In millions, except per share amounts	2011	2010	2009
Net change in client fund obligations	$(34.9)	$42.3	$(346.0)
Dividends paid	(448.8)	(448.6)	(447.7)
Proceeds from exercise and excess tax benefit related to stock-based awards	12.6	8.2	9.0

Net cash used in financing activities	$(471.1)	$(398.1)	$(784.7)

Cash dividends per common share	$1.24	$1.24	$1.24

     Net change in client fund obligations: The client fund obligations liability will vary based on the timing of collecting client funds, and the related required remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services. Collections from clients are typically remitted from one to 30 days after receipt, with some items extending to 90 days. The outflow of funds for fiscal 2011 as compared to fiscal 2010 is the result of timing of collections and remittances surrounding the Federal holiday on May 31, 2010, offset by an increase in client fund obligations for higher withholdings for state unemployment insurance related to rate increases for calendar year 2011. As a result of May 31, 2010 being a Federal holiday, client fund obligations were higher as collections were made on Friday, May 28, 2010 that were not remitted to client employees and tax or regulatory agencies until June 2010. This resulted in a positive cash flow impact for fiscal 2010. Also, for fiscal 2010 there was an increase in client fund obligations as a result of higher withholdings for state unemployment insurance related to rate increases for the 2010 calendar year. May 31, 2011 did not fall on a Federal holiday, so we did not have the same level of client fund holdings at the end of fiscal 2011.
     Dividends paid: A quarterly dividend of $0.31 per share was paid to stockholders of record during fiscal 2011, fiscal 2010, and fiscal 2009. The dividends paid as a percentage of net income totaled 87%, 94%, and 84% for those respective fiscal years. The payment of future dividends is dependent on our future earnings and cash flow and is subject to the discretion of our Board.
     Exercise of stock options: Proceeds from exercise and excess tax benefit related to stock-based awards increased for fiscal 2011 and decreased for fiscal 2010 as compared to the respective prior years. Common shares acquired through exercise of stock options were 0.4 million shares for each of fiscal 2011, fiscal 2010, and fiscal 2009. The increase for fiscal 2011 was the result of a higher average exercise price than for fiscal 2010.